EXHIBIT 2.2



                             STOCK OPTION AGREEMENT


                   STOCK OPTION AGREEMENT ("Option Agreement") dated

         October 27, 1996, between MERCANTILE BANCORPORATION INC.

         ("Mercantile"), a Missouri corporation registered as a bank holding company under the Bank Holding Company Act of 1956,

         as amended (the "Holding Company Act"), and Mark Twain Banc-

         shares, Inc. ("Bancshares"), a Missouri corporation regis-

         tered as a bank holding company under the Holding Company

         Act.


                              W I T N E S S E T H:


                   WHEREAS, the Executive Committee of the Board of

         Directors of Mercantile and the Board of Directors of Banc-

         shares have approved an Agreement and Plan of Reorganization dated as of even date herewith (the "Merger Agreement") pro-

         viding for the merger of Bancshares with and into a wholly owned subsidiary of Mercantile;


                   WHEREAS, as a condition to Mercantile's entering

         into the Merger Agreement, Mercantile has required that Banc-

         shares agree, and Bancshares has agreed, to grant to Mercan-

         tile the option set forth herein to purchase authorized but unissued shares of Bancshares Common Stock;


                   NOW, THEREFORE, in consideration of the premises

         herein contained, the parties agree as follows:

                   1.  Definitions.


                   Capitalized terms used but not defined herein shall

         have the same meanings as in the Merger Agreement.


                   2.  Grant of Option.


                   Subject to the terms and conditions set forth here-

         in, Bancshares hereby grants to Mercantile an option (the

         "Option") to purchase up to 3,261,522 authorized and unissued shares of Bancshares Common Stock at a price of $42.375 per share (the "Purchase Price") payable in cash as provided in

         Section 4 hereof.


                   3.  Exercise of Option.


                   (a)  Mercantile may exercise the Option, in whole

         or in part, at any time or from time to time if a Purchase

         Event (as defined below) shall have occurred; provided, how-

         ever, that (i) to the extent the Option shall not have been exercised, it shall terminate and be of no further force and effect upon the earliest to occur of the Effective Time of the Merger, 12 months following termination of the Merger

         Agreement in accordance with Section 7.01(d) thereof, and the termination of the Merger Agreement in accordance with Sec-

         tion 7.01(a) through 7.01(c) or 7.01(e) thereof, provided that if such termination follows an Extension Event (as de-

         fined below), the Option shall not terminate until the date that is 12 months following such termination; (ii) if the Op-

         tion cannot be exercised on such date because of any injunc-

         tion, order or similar restraint issued by a court of compe-

         tent jurisdiction, the Option shall expire on the 30th busi-

         ness day after such injunction, order or restraint shall have been dissolved or when such injunction, order or restraint shall have become permanent and no longer subject to appeal,

         as the case may be; and (iii) any such exercise shall be sub-

         ject to compliance with applicable law, including the Holding

         Company Act.


                   (b)  As used herein, a "Purchase Event" shall mean

         any of the following events:


                   (i)  Bancshares or any Bancshares Subsidiary, with-

              out having received prior written consent from Mercan-

              tile, shall have entered into, authorized, recommended,

              proposed or publicly announced its intention to enter

              into, authorize, recommend, or propose, an agreement,

              arrangement or understanding with any person (other than

              Mercantile or any Mercantile Subsidiary) to (A) effect a

              merger or consolidation or similar transaction involving

              Bancshares or any Bancshares Subsidiary, (B) purchase,

              lease or otherwise acquire all or a substantial portion of Bancshares or any Bancshares Subsidiary that consti-

              tutes a Significant Subsidiary (as defined in Rule 1-02

              of Regulation S-X promulgated by the SEC) or (C) pur-

              chase or otherwise acquire (including by way of merger,

              consolidation, share exchange or similar transaction)

              Beneficial Ownership of securities representing 10% or

              more of the voting power of Bancshares or any Bancshares

              Subsidiary (in each case other than any such merger,

              consolidation, purchase, lease or other transaction in-

              volving only Bancshares and one or more Bancshares Sub-

              sidiaries or involving only any two or more Bancshares

              Subsidiaries);


                  (ii)  any person (other than Mercantile or any Sub-

              sidiary of Mercantile, or Bancshares or any Subsidiary

              of Bancshares in a fiduciary capacity) shall have ac-

              quired after the date hereof Beneficial Ownership or the

              right to acquire Beneficial Ownership of 10% or more of

              the voting power of Bancshares; or


                 (iii)  Bancshares' Board of Directors shall have

              withdrawn or modified in a manner adverse to Mercantile

              the recommendation of Bancshares' Board of Directors

              with respect to the Merger Agreement, in each case after

              an Extension Event; or

                  (iv)  the holders of Bancshares Common Stock shall

              not have approved the Merger Agreement at the Meeting of

              Bancshares stockholders, or such Meeting shall not have

              been held or shall have been cancelled prior to termi-

              nation of the Merger Agreement in accordance with its

              terms, in each case after an Extension Event.


                   (c)  As used herein, the term "Extension Event"

         shall mean any of the following events:


                   (i)  a Purchase Event of the type specified in

         clauses (b)(i) and (b)(ii) above;


                  (ii)  any person (other than Mercantile or any Mer-

              cantile Subsidiary) shall have "commenced" (as such term

              is defined in Rule 14d-2 under the Exchange Act), or

              shall have filed a registration statement under the Se-

              curities Act with respect to, a tender offer or exchange

              offer to purchase shares of Bancshares Common Stock such

              that, upon consummation of such offer, such person would

              have Beneficial Ownership (as defined below) or the

              right to acquire Beneficial Ownership of 10% or more of

              the voting power of Bancshares; or,


                 (iii)  any person (other than Mercantile or any Sub-

              sidiary of Mercantile, or Bancshares or any Subsidiary of Bancshares in a fiduciary capacity) shall have pub-

              licly announced its willingness, or shall have publicly

              announced a proposal, or publicly disclosed an intention

              to make a proposal, (x) to make an offer described in

              clause (ii) above or (y) to engage in a transaction de-

              scribed in clause (i) above.


                   (d)  As used herein, the terms "Beneficial Owner-

         ship" and "Beneficially Own" shall have the meanings ascribed to them in Rule 13d-3 under the Exchange Act.


                   (e)  In the event Mercantile wishes to exercise the

         Option, it shall deliver to Bancshares a written notice (the date of which being herein referred to as the "Notice Date")

         specifying (i) the total number of shares it intends to pur-

         chase pursuant to such exercise and (ii) a place and date not earlier than three business days nor later than 60 calendar days from the Notice Date for the closing of such purchase

         (the "Closing Date").


                   4.  Payment and Delivery of Certificates.


                   (a)  At the closing referred to in Section 3 here-

         of, Mercantile shall pay to Bancshares the aggregate purchase price for the shares of Bancshares Common Stock purchased pursuant to the exercise of the Option in immediately avail-

         able funds by wire transfer to a bank account designated by

         Bancshares.


                   (b)  At such closing, simultaneously with the de-

         livery of cash as provided in Section 4(a), Bancshares shall deliver to Mercantile a certificate or certificates repre-

         senting the number of shares of Bancshares Common Stock pur-

         chased by Mercantile, registered in the name of Mercantile or a nominee designated in writing by Mercantile, and Mercantile shall deliver to Bancshares a letter agreeing that Mercantile shall not offer to sell, pledge or otherwise dispose of such shares in violation of applicable law or the provisions of this Option Agreement.


                   (c)  If at the time of issuance of any Bancshares

         Common Stock pursuant to any exercise of the Option, Banc-

         shares shall have issued any share purchase rights or similar securities to holders of Bancshares Common Stock, then each such share of Bancshares Common Stock shall also represent rights with terms substantially the same as and at least as favorable to Mercantile as those issued to other holders of

         Bancshares Common Stock.


                   (d)  Certificates for Bancshares Common Stock de-

         livered at any closing hereunder shall be endorsed with a re-

         strictive legend which shall read substantially as follows:

                   The transfer of the shares represented by this cer-tificate is subject to certain provisions of an agreement between the registered holder hereof and Mark Twain Bancshares, Inc. ("Mark Twain"), a copy of which is on file at the principal office of Mark Twain, and to resale restrictions arising under the Securities Act of 1933 and any applicable state se-curities laws. A copy of such agreement will be provided to the holder hereof without charge upon receipt by Mark Twain of a written request there-for.


         It is understood and agreed that the above legend shall be removed by delivery of substitute certificate(s) without such legend if Mercantile shall have delivered to Bancshares an opinion of counsel, in form and substance reasonably satis-

         factory to Bancshares and its counsel, to the effect that

         such legend is not required for purposes of the Securities

         Act and any applicable state securities laws.


                   5.  Authorization, etc.


                   (a)  Bancshares hereby represents and warrants to

         Mercantile that:


                   (i)  Bancshares has full corporate authority to ex-

              ecute and deliver this Option Agreement and, subject to

              Section 11(i), to consummate the transactions contem-

              plated hereby;


                  (ii)  such execution, delivery and consummation have

              been authorized by the Board of Directors of Bancshares, and no other corporate proceedings are necessary there-

              for;


                 (iii)  this Option Agreement has been duly and val-

              idly executed and delivered and represents a valid and

              legally binding obligation of Bancshares, enforceable

              against Bancshares in accordance with its terms; and


                  (iv)  Bancshares has taken all necessary corporate

              action to authorize and reserve and, subject to Section

              11(i), permit it to issue and, at all times from the

              date hereof through the date of the exercise in full or

              the expiration or termination of the Option, shall have

              reserved for issuance upon exercise of the Option,

              3,261,522 shares of Bancshares Common Stock, all of

              which, upon issuance pursuant hereto, shall be duly au-

              thorized, validly issued, fully paid and nonassessable,

              and shall be delivered free and clear of all claims,

              liens, encumbrances, restrictions (other than federal

              and state securities restrictions) and security inter-

              ests and not subject to any preemptive rights.


                   (b)  Mercantile hereby represents and warrants to

         Bancshares that:


                   (i)  Mercantile has full corporate authority to ex-

              ecute and deliver this Option Agreement and, subject to

              Section 11(i), to consummate the transactions contemplated hereby;


                  (ii)  such execution, delivery and consummation have

              been authorized by all requisite corporate action by Mer-

              cantile, and no other corporate proceedings are necessary

              therefor;


                 (iii)  this Option Agreement has been duly and validly

              executed and delivered and represents a valid and legally

              binding obligation of Mercantile, enforceable against Mer-

              cantile in accordance with its terms; and


                  (iv)  any Bancshares Common Stock or other securities

              acquired by Mercantile upon exercise of the Option will

              not be taken with a view to the public distribution there-

              of and will not be transferred or otherwise disposed of

              except in compliance with the Securities Act.


                   6.  Adjustment upon Changes in Capitalization.


                   In the event of any change in Bancshares Common

         Stock by reason of stock dividends, split-ups, recapitaliza-

         tions or the like, the type and number of shares subject to the Option, and the purchase price per share, as the case may be, shall be adjusted appropriately.  In the event that any additional shares of Bancshares Common Stock are issued after the date of this Option Agreement (other than pursuant to an event described in the preceding sentence or pursuant to this

         Option Agreement), the number of shares of Bancshares Common

         Stock subject to the Option shall be adjusted so that, after such issuance, it equals at least 19.9% of the number of

         shares of Bancshares Common Stock then issued and outstanding

         (without considering as outstanding any shares subject to or issued pursuant to the Option).


                   7.  Repurchase.


                   (a)  Subject to Section 11(i), at the request of

         Mercantile at any time commencing upon the occurrence of a

         Put Event (as defined below) and ending 13 months immediately thereafter (the "Repurchase Period"), Bancshares (or any suc-

         cessor entity thereof) shall repurchase the Option from Mer-

         cantile together with all (but not less than all, subject to

         Section 10) shares of Bancshares Common Stock purchased by

         Mercantile pursuant thereto with respect to which Mercantile then has Beneficial Ownership, at a price (per share, the

         "Per Share Repurchase Price") equal to the sum of:


                   (i)  The exercise price paid by Mercantile for any

              shares of Bancshares Common Stock acquired pursuant to

              the Option;

                  (ii)  The difference between (A) the "Market/Tender

              Offer Price" for shares of Bancshares Common Stock (de-

              fined as the higher of (x) the highest price per share

              at which a tender or exchange offer has been made for

              shares of Bancshares Common Stock or (y) the highest

              closing mean of the "bid" and the "ask" price per share

              of Bancshares Common Stock on the New York Stock Ex-

              change Consolidated Tape (as reported in the Wall Street

              Journal or other authoritative source), for any day

              within that portion of the Repurchase Period which pre-

              cedes the date Mercantile gives notice of the required

              repurchase under this Section 7) and (B) the exercise

              price as determined pursuant to Section 2 hereof (sub-

              ject to adjustment as provided in Section 6), multiplied

              by the number of shares of Bancshares Common Stock with

              respect to which the Option has not been exercised, but

              only if the Market/Tender Offer Price is greater than

              such exercise price; and


                 (iii)  The difference between the Market/Tender Offer

              Price and the exercise price paid by Mercantile for any

              shares of Bancshares Common Stock purchased pursuant to

              the exercise of the Option, multiplied by the number of

              shares so purchased, but only if the Market/Tender Offer

              Price is greater than such exercise price.

                   (b)  In the event Mercantile exercises its rights

         under this Section 7, Bancshares shall, within 10 business days thereafter, pay the required amount to Mercantile by

         wire transfer of immediately available funds to an account designated by Mercantile and Mercantile shall surrender to

         Bancshares the Option and the certificates evidencing the

         shares of Bancshares Common Stock purchased thereunder with respect to which Mercantile then has Beneficial Ownership,

         and Mercantile shall warrant that it has sole record and Ben-

         eficial Ownership of such shares and that the same are free and clear of all liens, claims, charges, restrictions and en-

         cumbrances of any kind whatsoever.


                   (c)  In determining the Market/Tender Offer Price,

         the value of any consideration other than cash shall be de-

         termined by an independent nationally recognized investment banking firm selected by Mercantile and reasonably acceptable to Bancshares.


                   (d)  For purposes of this Section 7, a Put Event

         shall be deemed to have occurred (i) upon the consummation of any merger, consolidation or any similar transaction involv-

         ing Bancshares or any purchase, lease or other acquisition of all or a substantial portion of the assets of Bancshares or

         (ii) upon the acquisition by any person of Beneficial Owner-

         ship of 50% or more of the then outstanding shares of Banc-

         shares Common Stock, provided that no such event shall con-

         stitute a Put Event unless a Purchase Event shall have oc-

         curred prior to expiration or termination of the Option.


                   8.  Repurchase at Option of Bancshares and First

         Refusal.


                   (a)  Except to the extent that Mercantile shall

         have previously exercised its rights under Section 7, at the request of Bancshares during the six-month period commencing

         13 months following the first occurrence of a Purchase Event,

         Bancshares may repurchase from Mercantile, and Mercantile

         shall sell to Bancshares, all (but not less than all, subject to Section 10) of the Bancshares Common Stock acquired by

         Mercantile pursuant hereto and with respect to which Mercan-

         tile has Beneficial Ownership at the time of such repurchase at a price per share equal to the greater of (i) 110% of the

         Market/Tender Offer Price per share, (ii) the Per Share Re-

         purchase Price or (iii) the sum of (A) the aggregate Purchase

         Price of the shares so repurchased plus (B) interest on the aggregate Purchase Price paid for the shares so repurchased from the date of purchase to the date of repurchase at the average rate of interest announced by Mercantile as its prime or base lending or reference rate during such period, less any dividends received on the shares so repurchased, plus (C)

         Mercantile's reasonable out-of-pocket expenses incurred in connection with the transactions contemplated by the Merger

         Agreement, including, without limitation, accounting and in-

         vestment banking fees.  Any repurchase under this Section

         8(a) shall be consummated in accordance with Section 7(b).


                   (b)  If, at any time after the occurrence of a Pur-

         chase Event and prior to the earlier of (i) the expiration of

         18 months immediately following such Purchase Event or (ii) the expiration or termination of the Option, Mercantile shall de-

         sire to sell, assign, transfer or otherwise dispose of the Op-

         tion or all or any of the shares of Bancshares Common Stock ac-

         quired by it pursuant to the Option, it shall give Bancshares written notice of the proposed transaction (an "Offeror's No-

         tice"), identifying the proposed transferee, and setting forth the terms of the proposed transaction.  An Offeror's Notice shall be deemed an offer by Mercantile to Bancshares, which may be accepted within 10 business days of the receipt of such

         Offeror's Notice, on the same terms and conditions and at the same price at which Mercantile is proposing to transfer the Op-

         tion or such shares to a third party.  The purchase of the Op-

         tion or any such shares by Bancshares shall be closed within 10 business days of the date of the acceptance of the offer and the purchase price shall be paid to Mercantile by wire transfer of immediately available funds to an account designated by Mer-

         cantile.  In the event of the failure or refusal of Bancshares to purchase the Option or all the shares covered by the Offer-

         or's Notice or if the Board or any other Regulatory Authority disapproves Bancshares' proposed purchase of the Option or such shares, Mercantile may, within 60 days from the date of the

         Offeror's Notice, sell all, but not less than all, of the Op-

         tion or such shares to such third party at no less than the price specified and on terms no more favorable to the purchaser than those set forth in the Offeror's Notice.  The requirements of this Section 8(b) shall not apply to (i) any disposition as a result of which the proposed transferee would Beneficially

         Own not more than 2% of the voting power of Bancshares or (ii)

         any disposition of Bancshares Common Stock by a person to whom

         Mercantile has sold shares of Bancshares Common Stock issued upon exercise of the Option.


                   9.  Registration Rights.


                   At any time after a Purchase Event, Bancshares

         shall, if requested by any holder or beneficial owner of

         shares of Bancshares Common Stock issued upon exercise of the

         Option (except any beneficial holder who acquired all of such holder's shares in a transaction exempt from the requirements of Section 8(b) by reason of clause (i) thereof) (each a

         "Holder"), as expeditiously as possible file a registration statement on a form for general use under the Securities Act if necessary in order to permit the sale or other disposition of the shares of Bancshares Common Stock that have been ac-

         quired upon exercise of the Option in accordance with the in-

         tended method of sale or other disposition requested by any such Holder (it being understood and agreed that any such

         sale or other disposition shall be effected on a widely dis-

         tributed basis so that, upon consummation thereof, no pur-

         chaser or transferee shall Beneficially Own more than 2% of the shares of Bancshares Common Stock then outstanding).

         Each such Holder shall provide all information reasonably re-

         quested by Bancshares for inclusion in any registration

         statement to be filed hereunder.  Bancshares shall use its best efforts to cause such registration statement first to become effective and then to remain effective for such period not in excess of 180 days from the day such registration

         statement first becomes effective as may be reasonably neces-

         sary to effect such sales or other dispositions.  The regis-

         tration effected under this Section 9 shall be at Bancshares'

         expense except for underwriting commissions and the fees and disbursements of such Holders' counsel attributable to the registration of such Bancshares Common Stock.  In no event shall Bancshares be required to effect more than one regis-

         tration hereunder. The filing of the registration statement hereunder may be delayed for such period of time as may rea-

         sonably be required to facilitate any public distribution by

         Bancshares of Bancshares Common Stock or if a special audit of Bancshares would otherwise be required in connection

         therewith.  If requested by any such Holder in connection

         with such registration, Bancshares shall become a party to any underwriting agreement relating to the sale of such

         shares, but only to the extent of obligating itself in re-

         spect of representations, warranties, indemnities and other agreements customarily included in such underwriting agree-

         ments for parties similarly situated.  Upon receiving any re-

         quest for registration under this Section 9 from any Holder,

         Bancshares agrees to send a copy thereof to any other person known to Bancshares to be entitled to registration rights un-

         der this Section 9, in each case by promptly mailing the

         same, postage prepaid, to the address of record of the per-

         sons entitled to receive such copies.


                   10.  Severability.


                   Any term, provision, covenant or restriction con-

         tained in this Option Agreement held by a court or a Regula-

         tory Authority of competent jurisdiction to be invalid, void or unenforceable, shall be ineffective to the extent of such invalidity, voidness or unenforceability, but neither the re-

         maining terms, provisions, covenants or restrictions con-

         tained in this Option Agreement nor the validity or enforce-

         ability thereof in any other jurisdiction shall be affected or impaired thereby.  Any term, provision, covenant or re-

         striction contained in this Option Agreement that is so found to be so broad as to be unenforceable shall be interpreted to be as broad as is enforceable.  If for any reason such court or Regulatory Authority determines that applicable law will not permit Mercantile or any other person to acquire, or

         Bancshares to repurchase or purchase, the full number of

         shares of Bancshares Common Stock provided in Section 2 here-

         of (as adjusted pursuant to Section 6 hereof), it is the ex-

         press intention of the parties hereto to allow Mercantile or such other person to acquire, or Bancshares to repurchase or purchase, such lesser number of shares as may be permissible,

         without any amendment or modification hereof.


                   11.  Miscellaneous.


                   (a)  Expenses.  Each of the parties hereto shall

         pay all costs and expenses incurred by it or on its behalf in connection with the transactions contemplated hereunder, in-

         cluding fees and expenses of its own financial consultants,

         investment bankers, accountants and counsel, except as other-

         wise provided herein.

                   (b)  Entire Agreement.  Except as otherwise ex-

         pressly provided herein, this Option Agreement and the Merger

         Agreement contain the entire agreement between the parties with respect to the transactions contemplated hereunder and supersedes all prior arrangements or understandings with re-

         spect thereto, written or oral.


                   (c)  Successors; No Third Party Beneficiaries.  The

         terms and conditions of this Option Agreement shall inure to the benefit of and be binding upon the parties hereto and

         their respective successors and permitted assigns.  Nothing in this Option Agreement, expressed or implied, is intended to confer upon any party, other than the parties hereto, and their respective successors and assigns, any rights, reme-

         dies, obligations, or liabilities under or by reason of this

         Option Agreement, except as expressly provided herein.


                   (d)  Assignment.  Other than as provided in Sec-

         tions 8 and 9 hereof, neither of the parties hereto may sell,

         transfer, assign or otherwise dispose of any of its rights or obligations under this Option Agreement or the Option created hereunder to any other person (whether by operation of law or otherwise), without the express written consent of the other party.

                   (e)  Notices.  All notices or other communications

         which are required or permitted hereunder shall be in writing and sufficient if delivered in accordance with Section 8.02 of the Merger Agreement (which is incorporated herein by ref-

         erence).


                   (f)  Counterparts.  This Option Agreement may be

         executed in counterparts, and each such counterpart shall be deemed to be an original instrument, but both such counter-

         parts together shall constitute but one agreement.


                   (g)  Specific Performance.  The parties hereto

         agree that if for any reason Mercantile or Bancshares shall have failed to perform its obligations under this Option

         Agreement, then either party hereto seeking to enforce this

         Option Agreement against such non-performing party shall be entitled to specific performance and injunctive and other eq-

         uitable relief, and the parties hereto further agree to waive any requirement for the securing or posting of any bond in connection with the obtaining of any such injunctive or other equitable relief.  This provision is without prejudice to any other rights that either party hereto may have against the other party hereto for any failure to perform its obligations under this Option Agreement.


                   (h)  Governing Law.  This Option Agreement shall be

         governed by and construed in accordance with the laws of the

         State of Missouri applicable to agreements made and entirely to be performed within such state.  Nothing in this Option

         Agreement shall be construed to require any party (or any

         subsidiary or affiliate of any party) to take any action or fail to take any action in violation of applicable law, rule or regulation.


                   (i)  Regulatory Approvals; Section 16(b).  If, in

         connection with (A) the exercise of the Option under Sec-

         tion 3 or a sale by Mercantile to a third party under Section

         8, (B) a repurchase by Bancshares under Section 7 or a repur-

         chase or purchase by Bancshares under Section 8, prior notif-

         ication to or approval of the Board or any other Regulatory

         Authority is required, then the required notice or applica-

         tion for approval shall be promptly filed and expeditiously processed and periods of time that otherwise would run pursu-

         ant to such Sections shall run instead from the date on which any such required notification period has expired or been

         terminated or such approval has been obtained, and in either event, any requisite waiting period shall have passed.  In the case of clause (A) of this subsection (i), such filing shall be made by Mercantile, and in the case of clause (B) of this subsection (i), such filing shall be made by Bancshares,

         provided that each of Mercantile and Bancshares shall use its best efforts to make all filings with, and to obtain consents of, all third parties and Regulatory Authorities necessary to the consummation of the transactions contemplated hereby, in-

         cluding without limitation applying to the Board under the

         Holding Company Act for approval to acquire the shares issu-

         able hereunder.  Periods of time that otherwise would run

         pursuant to Sections 3, 7 or 8 shall also be extended to the extent necessary to avoid liability under Section 16(b) of the Exchange Act.


                   (j)  No Breach of Merger Agreement Authorized.

         Nothing contained in this Option Agreement shall be deemed to authorize Bancshares to issue any shares of Bancshares Common

         Stock in breach of, or otherwise breach any of, the provi-

         sions of the Merger Agreement.


                   (k)  Waiver and Amendment.  Any provision of this

         Agreement may be waived at any time by the party that is en-

         titled to the benefits of such provision.  This Option Agree-

         ment may not be modified, amended, altered or supplemented ex-

         cept upon the execution and delivery of a written agreement ex-

         ecuted by the parties hereto.

                   IN WITNESS WHEREOF, each of the parties hereto has

         executed this Option Agreement as of the date first written above.


                                       MERCANTILE BANCORPORATION INC.


                                       By: /s/ Thomas H. Jacobson
                                          Name:  Thomas H. Jacobson
                                          Title: Chairman, President
                                                 and Chief Executive
                                                 Officer


                                       MARK TWAIN BANCSHARES, INC.


                                       By: /s/ John P. Dubinsky
                                          Name:  John P. Dubinsky
                                          Title: President and Chief
                                                 Executive Officer